Press Release                                Source:  Westell Technologies, Inc.

Westell Technologies Reports 4th Quarter and Fiscal 2003 Results
Tuesday May 20, 4:45 pm ET
Achieves Fourth Consecutive Profitable Quarter


AURORA, Ill.--(BUSINESS WIRE)--May 20, 2003--Westell Technologies, Inc. (NASDAQ:WSTL - News), a leading provider of broadband access solutions, announced today the company's fourth consecutive profitable quarter and first profitable year with the results for its fourth quarter and fiscal year ending March 31, 2003.

Net income for the quarter was $3.8 million or $0.06 per share, compared with a loss of $31.7 million or $0.49 per share, for the same period last year. Revenues for the quarter were $54.8 million compared to $50.0 million for the comparable quarter of last year. Net income for the year was $7.3 million or $0.11 per share, compared with a loss of $167.0 million or $2.60 per share for the last year.

"We are extremely pleased with our year over year improvement," stated Van Cullens, Westell's President and CEO. "We accomplished our stated goal to be profitable for fiscal 2003, now our goals for fiscal 2004 are to increase revenue and profits. We expect to do both despite continuing problems within the general telecommunications sector, " he added.

"We are working diligently to take advantage of the local exchange carriers growing investment in DSL with our WireSpeed(TM) 2200 with DMH(TM) and PSD(TM) technology. This modem allows our customers to offer superior DSL data throughput performance to their customers being served by longer loops and improves DSL synchronization," Cullens said.

Westell offered guidance for its first quarter ending June 30, 2003 and for its second quarter ending September 30, 2003. Revenue expectations should be in a range of $53 million to $56 million with EPS expected in a range of $0.06 to $0.07 per share, for each quarter. Westell is currently responding to requests for proposals on new customer contracts and this guidance does not take into account any increase in revenues that may occur if Westell were to win any large new customer contracts during these quarters.

Westell's conference call information, earnings press release and any related earnings information to be discussed on the conference call will be posted on the Investor Relations section of the Company's web site at http://www.westell.com

About Westell

Westell Technologies, Inc. (NASDAQ:WSTL - News) headquartered in Aurora, Illinois is a broadband access solutions company that provides leading broadband products, service solutions, and conferencing solutions for carriers, service providers and business enterprises around the world. Westell delivers innovative, open broadband solutions that meet our customers' needs for fast and seamless broadband connection. Conference Plus, a Westell subsidiary, offers conferencing services including voice, video, and IP data conferencing, to carriers and multi-national corporations throughout the world. For more information visit www.westell.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words "believe," "goal," " on track, " "anticipate," "committed" "expectation," "expect," "estimate", "await," "continue," "intend," "may," "will," "should," and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell's accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables to Follow:

                           Westell Technologies, Inc.
                                Financial Results

                 (Dollars in thousands except per share amounts)


                                       Three Months ended                     Twelve Months ended
                                             Mar. 31,               %                Mar. 31,                 %
                                     2003          2002          Change         2003          2002         Change
                                   ----------       --------     ------       ----------    ----------     ------
Revenues
 TAP                                 $ 12,482        $15,922          -22%       $57,070       $86,291          -34%
  Broadband                            31,348         23,647           33%       111,146(1)   $105,011            6%
  Services                             11,012         10,523            5%        41,805       $48,521          -14%
                                   ----------       --------                  ----------    ----------
Total revenues                         54,842         50,092            9%       210,021       239,823          -12%
                                   ----------       --------                  ----------    ----------
Gross profit
  Equipment                            14,536(13)    (4,880)                      49,067(2)     15,140
                                                                                        (13)
  Services                              4,299          3,001                      14,693        18,890
                                   ----------       --------                  ----------    ----------
 Total gross profit                    18,835        (1,879)        -1102%        63,760        34,030           87%
                                   ----------       --------                  ----------    ----------
Gross margin
  Equipment                             33.2%         -12.3%                       29.2%          7.9%
  Services                              39.0%          28.5%                       35.1%         38.9%
                                   ----------       --------                  ----------    ----------
 Total gross margin                     34.3%          -3.8%                       30.4%         14.2%
                                   ----------       --------                  ----------    ----------
Operating expenses
  Sales & marketing                     3,533(3)       4,422          -20%        16,017(3)     19,883          -19%
  Expense to revenue                     6.4%           8.8%                        7.6%          8.3%
  General & administrative              5,251          6,586          -20%        17,513        24,028          -27%
  Expense to revenue                     9.6%          13.1%                        8.3%         10.0%
  Research & development                4,762          4,976           -4%        16,483(4)     22,444          -27%
  Expense to revenue                     8.7%           9.9%                        7.8%          9.4%
  Restructuring                         (244)(5)       4,058                       1,678(6)      6,258
   Expense to revenue                   -0.4%           8.1%                        0.8%          2.6%
  Goodwill & intangibles                  598(7)       1,701(8)                    1,766(7)     25,560(8)
amortization
   Expense to revenue                    1.1%           3.4%                        0.8%         10.7%
  Goodwill impairment                       -          7,000(9)                           -     97,500(9)
   Expense to revenue                    0.0%          14.0%                        0.0%         40.7%
                                   ----------       --------                  ----------    ----------
  Total operating expenses            13,900(13)      28,743          -52%       53,457(13)    195,673          -73%
                                   ----------       --------                  ----------    ----------
   Expense to revenue                   25.3%          57.4%                       25.5%         81.6%
Operating income (loss)                 4,935       (30,622)         -116%        10,303     (161,643)         -106%
Other income (loss)                     (138)            310         -145%           (9)         (222)
Interest expense                          664          1,347          -51%         2,648         5,564          -52%
                                   ----------       --------                  ----------    ----------
Income (loss) before taxes              4,133       (31,659)         -113%         7,646     (167,429)         -105%
                                   ----------       --------                  ----------    ----------
Income taxes                          372(11)          -(10)            NM       372(11)         -(10)            NM
  Effective tax rate                     9.0%           0.0%                        4.9%          0.0%
Net income (loss)                      $3,761      $(31,659)            NM        $7,274    $(167,429)            NM
                                   ==========        =======                  ==========    ==========
Income (loss) per common share:
    Basic                                0.06         (0.49)            NM          0.11        (2.60)            NM
                                   ----------       --------                  ----------    ----------
    Diluted                              0.06        n/a(12)                        0.11       n/a(12)
                                   ----------       --------                  ----------    ----------
Average number of common
  shares outstanding:
    Basic                              64,937         64,895                      64,925        64,317
    Diluted                            65,580           n/a(12)                   65,156          n/a(12)

Footnotes:

(1) The Company earned $1.7 million in the three months ended June 30, 2002 from a customer for product royalties.

(2) The Company reversed approximately $2.2 million of reserves primarily related to excess and obsolete modem inventory in the twelve months ended March
31, 2003.

(3) The Company reduced warranty reserves by $782,000 and $874,000 for the three and twelve month periods ended March 31, 2003 respectively.

(4) The Company earned $250,000 in the three months ended June 30, 2002 from a customer to fund engineering projects which were offset against research and development expenses.

(5) Restructuring charge of which a reversal of $855,000 of expense relates to the Company's Conference Plus, Inc. subsidiary and $611,000 of expense relates to the Company's Westell Limited subsidiary.

(6) Restructuring charge of which $856,000 relates to net expense of the Company's Conference Plus, Inc. subsidiary and $822,000 relates to the Company's
Westell Limited subsidiary.

(7) Teltrend product technology intangible amortization.

(8) Goodwill and intangible amortization related to the Teltrend acquisition.

(9) Goodwill impairment charge related to the Teltrend acquisition.

(10) Due to the trend of losses, valuation allowances were recorded.

(11) Tax expense recorded for federal audit liability relating to Teltrend.
Valuation allowances were utilized for taxable income.

(12) Due to the losses incurred, dilutive presentation is not applicable.

(13) The Company recorded $1.7 million in bonus expense and profit sharing contribution expense at it's Westell Inc. subsidiary in the three and twelve months ended March 31, 2003. These expenses were included in gross profit and operating expenses.


                           Westell Technologies, Inc.
                          Financial Results (continued)
                             (Dollars in thousands)

                                            Mar. 31,       Dec. 31,
                                              2003          2002
                                           ---------      ----------
Cash and Short term Investments              11,474          6,926
Receivables                                  22,633         21,902
Inventory                                    11,843         12,583
Goodwill and intangibles                     15,399         15,977
Total current assets                         49,781         52,146
Total current liabilities                    59,076         57,373
Total assets                                109,474        108,595
Total liabilities                            65,981         68,958
Shareholders' Equity                         43,493         39,637

Days Sales Outstanding                           37             46

--------------------------------------------------------------------------------
Contact:
     Westell Technologies, Inc.
     Nicholas Hindman, CFO, 630/375-4136
     nhind@westell.com
     or
     Trade/Business Press
     KGT Communications Group
     Ken Trantowski, 630/469-8765
     kennethg_trantowski@msn.com